Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS SECOND QUARTER

2020 RESULTS

Houston, Texas, Wednesday, July 29, 2020 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $2.0 million ($0.07 diluted earnings per share) for the second quarter ended June 30, 2020.  Second quarter highlights are discussed below.

Second Quarter 2020 Highlights

●Contract revenues were $183.7 million, up 10.7% from $166.0 million for the second quarter of 2019.

●Operating income was $4.1 million for the second quarter of 2020 compared to operating loss of $0.4 million for the second quarter of 2019.

●Net income was $2.0 million ($0.07 diluted earnings per share) for the second quarter of 2020 compared to net loss of $1.6 million ($0.06 diluted loss per share) for the second quarter of 2019.

●The second quarter 2020 net income included $0.3 million ($0.01 loss per diluted share) of non-recurring costs and $1.0 million ($0.03 earnings per diluted share) of tax benefit associated with the movement of certain valuation allowances to offset our losses. Second quarter 2020 adjusted net income was $1.3 million ($0.04 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income.)

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $12.6 million in the second quarter of 2020, which compares to adjusted EBITDA of $10.1 million for the second quarter of 2019. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

●Backlog was $528.4 million on a second quarter book-to-bill of 0.65x.

“Once again, I would like to thank all of our employees and team members for continuing to safely and diligently work on our projects and in our yards, shops and support offices during this unprecedented period,” stated Mark Stauffer, Orion Group Holdings’ President and Chief Executive Officer.  “Despite the continued spread of the COVID-19 virus and the spike in some of the states in which we work, we continue to execute on our projects in backlog while keeping our focus on maintaining the health and safety of the most important resource of our business, our people.”

“We continued to post year-over-year improvement in both our top and bottom line and also generated solid free cash flow in the second quarter, which reflects the benefits of the operational improvement initiatives we implemented over the past 18 months.  Our concrete segment significantly improved operating performance driven by higher production volumes during the quarter.  On a sequential basis, adjusted EBITDA margin declined for our marine segment due to lower utilization of our dredging assets as we performed scheduled maintenance to ensure continued operation of our dredge fleet for upcoming projects in backlog.”

Mr. Stauffer continued, “While certain of our end markets have been impacted by the COVID-19 pandemic, we continue to see bidding activity in both of our segments.  A key element of our growth strategy is the wide array of end markets we serve, which enables us to pursue the most attractive bid opportunities in the end markets that are performing the best at any given point in time.  This strategy serves us well in this challenging and uncertain environment, and we will continue to focus our efforts on targeting the end markets and projects we expect to have the best opportunities to be successful and profitable moving forward.”

“Though the pandemic may continue to create uncertainty in the marketplace, we are confident in our ability to efficiently and profitably execute our projects in backlog, and in our ability to maintain or grow our backlog level by targeting and winning new bid opportunities.  Our liquidity position remains strong. The additional $16 million of free cash flow that we generated in the second quarter coupled with our $20 million, 1-year revolver that we recently added to our credit facility provides us with more than sufficient financial flexibility to continue to pursue new awards and execute existing backlog. We are encouraged by our strong operational performance in the second quarter and we have the right team in place to continue to perform well despite the macroeconomic challenges.  Considering our combination of diverse end markets, broad range of construction capabilities and assets, and our highly experienced and professional personnel, we are confident in our ability to deliver increasing levels of profitability and free cash flow in in the quarters and years to come, particularly in a post-pandemic environment,” concluded Mr. Stauffer.

Consolidated Results for Second Quarter 2020 Compared to Second Quarter 2019

●	Contract revenues were $183.7 million, up 10.7% as compared to $166.0 million. The increase was primarily driven by an increase in production volumes in the concrete segment and a moderate year over year increase in the marine segment.

●	Gross profit was $20.7 million, as compared to $15.0 million. Gross profit margin was 11.3%, as compared to 9.0%. The increase in gross profit dollars and percentage were primarily driven by the increased revenue and improved recovery of indirect project cost such as equipment and labor utilization.

●	Selling, General, and Administrative expenses were $16.5 million, as compared to $15.1 million. As a percentage of total contract revenues, SG&A expenses decreased from 9.1% to 9.0%. The increase in SG&A dollars was primarily attributable to the full ratable accrual of the annual incentive compensation plan during the current year period.

●	Operating income was $4.1 million as compared to operating loss of $0.4 million. The operating income in the second quarter of 2020 reflects the aforementioned factors that improved revenue and gross profit.

●	EBITDA was $11.1 million, representing a 6.1% EBITDA margin, as compared to EBITDA of $7.3 million, or a 4.4% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the second quarter of 2020 was $12.6 million, representing a 6.9% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of June 30, 2020 was $528.4 million, which compares with backlog under contract at June 30, 2019 of $645.2 million, a decrease of 18.1%. The prior period backlog number reflects the booking of a large project during the period with a contract value of $160 million. The second quarter 2020 ending backlog was comprised of $312.2 million for the marine segment, and $216.2 million for the concrete segment. Currently, the Company has approximately $1.3 billion worth of bids outstanding, including approximately $73 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the second quarter of 2020, of which approximately $60 million pertains to the marine segment and approximately $13 million to the concrete segment.

“During the second quarter, we bid on approximately $1.2 billion of work and were successful on approximately $120 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 0.65 times book-to-bill ratio and a win rate of 10.4%. In the marine segment, we bid on approximately $279 million during the second quarter 2020 and were successful on approximately $59 million, representing a win rate of 21.2% and a book-to-bill ratio of 0.65 times. In the concrete segment we bid on approximately $876 million of work and were awarded approximately $61 million, representing a win rate of 6.9% and a book-to-bill ratio of 0.66 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2020 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, July 30, 2020. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 28, 2020, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Robert Tabb, Vice President & CFO		Fred Buonocore, CFA (212) 836-9607
Rebecca Maxwell, Vice President, Finance		Mike Gaudreau (212) 836-9620
(713) 852-6500
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Contract revenues	183,713	165,985	350,333	309,090
Costs of contract revenues	162,969	151,008	309,831	285,031
Gross profit	20,744	14,977	40,502	24,059
Selling, general and administrative expenses	16,512	15,114	32,381	30,087
Amortization of intangible assets	517	658	1,033	1,318
Gain from sale of assets, net	(369)	(372)	(1,361)	(746)
Operating income (loss)	4,084	(423)	8,449	(6,600)
Other (expense) income:
Other income	39	534	136	557
Interest income	54	94	94	242
Interest expense	(1,169)	(1,978)	(2,571)	(3,303)
Other expense, net	(1,076)	(1,350)	(2,341)	(2,504)
Income (loss) before income taxes	3,008	(1,773)	6,108	(9,104)
Income tax expense (benefit)	980	(140)	1,357	453
Net income (loss)	$2,028	$(1,633)	$4,751	$(9,557)

Basic earnings (loss) per share	$0.07	$(0.06)	$0.16	$(0.33)
Diluted earnings (loss) per share	$0.07	$(0.06)	$0.16	$(0.33)
Shares used to compute income (loss) per share:
Basic	30,031,188	29,097,094	29,842,298	29,086,811
Diluted	30,031,188	29,097,094	29,842,298	29,086,811

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended June 30,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$59,820	65.2%	$60,557	68.0%
Private sector	31,899	34.8%	28,466	32.0%
Marine segment total	$91,719	100.0%	$89,023	100.0%
Concrete segment
Public sector	$12,022	13.1%	$13,629	17.7%
Private sector	79,972	86.9%	63,333	82.3%
Concrete segment total	$91,994	100.0%	$76,962	100.0%
Total	$183,713		$165,985

Operating income (loss)
Marine segment	$596	0.6%	$9	0.0%
Concrete segment	3,488	3.8%	(432)	(0.6)%
Total	$4,084		$(423)

	Six months ended June 30,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$113,331	63.8%	$106,566	70.8%
Private sector	64,337	36.2%	43,944	29.2%
Marine segment total	$177,668	100.0%	$150,510	100.0%
Concrete segment
Public sector	$28,074	16.3%	$26,382	16.6%
Private sector	144,591	83.7%	132,198	83.4%
Concrete segment total	$172,665	100.0%	$158,580	100.0%
Total	$350,333		$309,090

Operating income (loss)
Marine segment	$3,451	1.9%	$(6,447)	(4.3)%
Concrete segment	4,998	2.9%	(153)	(0.1)%
Total	$8,449		$(6,600)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$2,028	$(1,633)	$4,751	$(9,557)
One-time charges and the tax effects:
ERP implementation	310	—	310	—
ISG initiative	—	1,257	369	2,804
Severance	38	440	72	440
Unamortized debt issuance costs on debt extinguishment	—	399	—	399
Tax rate of 23% applied to one-time charges (1)	(80)	(482)	(173)	(838)
Total one-time charges and the tax effects	268	1,614	578	2,805
Federal and state tax valuation allowances	(968)	299	(1,631)	1,046
Adjusted net income (loss)	$1,328	$280	$3,698	$(5,706)
Adjusted EPS	$0.04	$0.01	$0.12	$(0.20)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$2,028	$(1,633)	$4,751	$(9,557)
Income tax expense (benefit)	980	(140)	1,357	453
Interest expense, net	1,115	1,884	2,477	3,061
Depreciation and amortization	7,004	7,222	13,896	14,262
EBITDA (1)	11,127	7,333	22,481	8,219
Stock-based compensation	1,167	1,064	1,629	1,728
ERP implementation	310	—	310	—
ISG initiative	—	1,257	369	2,804
Severance	38	440	72	440
Adjusted EBITDA(2)	$12,642	$10,094	$24,861	$13,191
Operating income (loss) margin (3)	2.3%	—%	2.4%	(1.9)%
Impact of depreciation and amortization	3.8%	4.4%	4.0%	4.6%
Impact of stock-based compensation	0.6%	0.6%	0.5%	0.6%
Impact of ERP implementation	0.2%	—%	0.1%	—%
Impact of ISG initiative	—%	0.8%	0.1%	0.9%
Impact of severance	—%	0.3%	—%	0.1%
Adjusted EBITDA margin(2)	6.9%	6.1%	7.1%	4.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock based compensation, the ISG initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating income (loss)	596	9	3,488	(432)
Other income (expense), net (1)	3,253	3,582	(3,214)	(3,048)
Depreciation and amortization	4,744	5,069	2,260	2,153
EBITDA (2)	8,593	8,660	2,534	(1,327)
Stock-based compensation	1,128	977	39	87
ERP implementation	155	—	155	—
ISG initiative	—	319	—	938
Severance	14	440	24	—
Adjusted EBITDA(3)	$9,890	$10,396	$2,752	$(302)
Operating income (loss) margin (4)	4.2%	4.0%	0.3%	(4.5)%
Impact of depreciation and amortization	5.2%	5.7%	2.5%	2.8%
Impact of stock-based compensation	1.2%	1.1%	—%	0.1%
Impact of ERP implementation	0.2%	—%	0.2%	—%
Impact of ISG initiative	—%	0.4%	—%	1.2%
Impact of severance	—%	0.5%	—%	—%
Adjusted EBITDA margin (3)	10.8%	11.7%	3.0%	(0.4)%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating income (loss)	3,451	(6,447)	4,998	(153)
Other income (expense), net (1)	6,242	6,466	(6,106)	(5,909)
Depreciation and amortization	9,520	10,015	4,376	4,247
EBITDA (2)	19,213	10,034	3,268	(1,815)
Stock-based compensation	1,540	1,551	89	177
ERP implementation	155	—	155	—
ISG initiative	190	1,140	179	1,664
Severance	26	440	46	—
Adjusted EBITDA(3)	$21,124	$13,165	$3,737	$26
Operating(loss) income margin (4)	5.5%	(0.1)%	(0.5)%	(3.8)%
Impact of depreciation and amortization	5.4%	6.7%	2.5%	2.7%
Impact of stock-based compensation	0.9%	1.0%	0.1%	0.1%
Impact of ERP implementation	—	—	—	—
Impact of ISG initiative	0.1%	0.8%	0.1%	1.0%
Impact of severance	—%	0.3%	—%	—%
Adjusted EBITDA margin (3)	11.9%	8.7%	2.2%	-%

(1)	Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, the ISG initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$2,028	$(1,633)	$4,751	$(9,557)
Adjustments to remove non-cash and non-operating items	9,246	9,916	17,828	18,799
Cash flow from net income after adjusting for non-cash and non-operating items	11,274	8,283	22,579	9,242
Change in operating assets and liabilities (working capital)	6,347	(7,437)	10,495	(10,324)
Cash flows provided by (used in) operating activities	$17,621	$846	$33,074	$(1,082)
Cash flows used in investing activities	$(1,719)	$(1,378)	$(2,044)	$(5,141)
Cash flows (used in) provided by financing activities	$(19,081)	$666	$(21,773)	$298

Capital expenditures (included in investing activities above)	$(2,283)	$(4,256)	$(5,036)	$(8,118)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$4,751	$(9,557)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,311	13,108
Amortization of ROU operating leases	3,066	2,927
Amortization of ROU finance leases	1,585	1,154
Unamortized debt issuance costs upon debt modification	—	399
Amortization of deferred debt issuance costs	286	186
Deferred income taxes	(99)	43
Stock-based compensation	1,629	1,728
Gain on sale of property and equipment	(1,361)	(746)
Allowance for doubtful accounts	411	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	23,645	(28,257)
Income tax receivable	(97)	(398)
Inventory	(172)	252
Prepaid expenses and other	900	126
Costs and estimated earnings in excess of billings on uncompleted contracts	5,050	(14,424)
Accounts payable	(23,680)	6,261
Accrued liabilities	2,818	(1,601)
Operating lease liabilities	(2,721)	(2,896)
Income tax payable	(296)	409
Billings in excess of costs and estimated earnings on uncompleted contracts	5,048	30,204
Net cash provided by (used in) operating activities	33,074	(1,082)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,749	847
Purchase of property and equipment	(5,036)	(8,118)
Contributions to CSV life insurance	(99)	(444)
Insurance claim proceeds related to property and equipment	1,342	2,574
Net cash used in investing activities	(2,044)	(5,141)
Cash flows from financing activities:
Borrowings from Credit Facility	5,000	32,000
Payments made on borrowings from Credit Facility	(24,500)	(29,500)
Loan costs from Credit Facility	(391)	(825)
Payments of finance lease liabilities	(1,858)	(1,412)
Purchase of vested stock-based awards	(24)	—
Exercise of stock options	—	35
Net cash used in financing activities	(21,773)	298
Net change in cash, cash equivalents and restricted cash	9,257	(5,925)
Cash, cash equivalents and restricted cash at beginning of period	1,086	8,684
Cash, cash equivalents and restricted cash at end of period	$10,343	$2,759

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,343	128
Restricted cash	—	958
Accounts receivable:
Trade, net of allowance for credit losses of $3,011 and $2,600, respectively	96,146	116,540
Retainage	37,963	42,547
Income taxes receivable	1,059	962
Other current	2,260	2,680
Inventory	1,963	1,114
Costs and estimated earnings in excess of billings on uncompleted contracts	36,339	41,389
Prepaid expenses and other	5,354	5,647
Total current assets	191,427	211,965
Property and equipment, net of depreciation	126,971	132,348
Operating lease right-of-use assets, net of amortization	16,762	17,997
Financing lease right-of-use assets, net of amortization	13,783	7,896
Inventory, non-current	6,360	7,037
Intangible assets, net of amortization	11,114	12,147
Deferred income tax asset	143	85
Other non-current	4,861	5,369
Total assets	$371,421	$394,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,358	$3,668
Accounts payable:
Trade	46,869	70,421
Retainage	434	562
Accrued liabilities	20,731	16,966
Income taxes payable	1,227	1,523
Billings in excess of costs and estimated earnings on uncompleted contracts	53,829	48,781
Current portion of operating lease liabilities	5,095	5,043
Current portion of financing lease liabilities	4,919	2,788
Total current liabilities	137,462	149,752
Long-term debt, net of debt issuance costs	47,734	68,029
Operating lease liabilities	12,334	13,596
Financing lease liabilities	8,288	3,760
Other long-term liabilities	20,017	20,436
Deferred income tax liability	164	205
Interest rate swap liability	1,989	1,045
Total liabilities	227,988	256,823
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,060,101 and 30,303,395 issued; 30,348,870 and 29,592,164 outstanding at June 30, 2020 and December 31, 2019, respectively	311	303
Treasury stock, 711,231 shares, at cost, as of June 30, 2020 and December 31, 2019, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(1,989)	(1,045)
Additional paid-in capital	184,120	182,523
Retained loss	(32,469)	(37,220)
Total stockholders’ equity	143,433	138,021
Total liabilities and stockholders’ equity	$371,421	$394,844